Capital World Growth and Income Fund, Inc.
333 South Hope Street, Los Angeles, California 90071-1406
Phone (213) 486 9200

For period ending 11/30/05
File number 811 - 7338

77(C).	Matters submitted to a vote of security holders.
	a)	Meeting of shareholders - October 17, 2005
		(1)	Directors elected:

Joseph C. Berenato, H. Frederick Christie, Robert J. Denison, Gina H. Despres, Paul G. Haaga, Jr., Koichi Itoh, Merit E. Janow, Mary Myers Kauppila, Gail L. Neale, Robert J. O’Neill, Donald E. Petersen, Stefanie Powers, Steadman Upham, Charles Wolf, Jr.